ORBITAL SCIENCES CORPORATION
AMENDED AND RESTATED 2005 STOCK INCENTIVE PLAN

STOCK UNIT AGREEMENT
The capitalized terms below shall have the meanings assigned to them in the Plan, unless otherwise defined in this Agreement.

Stock Unit Transferability
This grant is an award of Stock Units in the number of units set forth on the cover sheet, subject to the vesting conditions described below. Your Stock Units may not be transferred, assigned, pledged or hypothecated, whether by operation of law or otherwise, nor may the Stock Units be made subject to execution, attachment or similar process.

Vesting
Your Stock Unit grant shall vest according to the schedule set forth on the cover sheet; provided that you remain in Service on the relevant vesting dates. If your Service is terminated other than by reason of death or Disability, you will forfeit any Stock Units in which you have not yet become vested. If you die or incur a Disability prior to any of the relevant vesting dates, then your interest in the Stock Units will become 100% vested upon the date of such event (the “Accelerated Vesting Date”).

Delivery of Stock Pursuant to Stock Units
The shares of Stock represented by this Agreement shall be delivered to you, or to your eligible beneficiary or your estate as soon as practicable following the vesting dates set forth on the cover sheet (the “Vesting Dates”) or on the Accelerated Vesting Date, as applicable, but in no event beyond 2½ months after the end of the calendar year of the vesting date or the Accelerated Vesting Date, as applicable. If your Service terminates for Cause or other than by reason of your death or Disability, you shall forfeit all of your unvested Stock Units.

Withholding Taxes
In the event that the Company determines that any federal, state, local or foreign tax or withholding payment is required relating to this grant, the Company shall cause an immediate forfeiture of shares of Stock subject to the Stock Units granted pursuant to this Agreement in an amount equal to the withholding or other taxes due.

Retention Rights	This Agreement does not give you the right to be retained or employed by the Company (or any Affiliates) in any capacity.
Stockholder Rights	You do not have any of the rights of a stockholder with respect to the Stock Units unless and until the Stock relating to the Stock Units has been delivered to you.
Adjustments
In the event of a stock split, a stock dividend or a similar change in the Company stock, the number of Stock Units covered by this grant will be adjusted (and rounded down to the nearest whole number) in accordance with the terms of the Plan.

Applicable Law
This Agreement will be interpreted and enforced under the laws of the State of Delaware, other than any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

Consent to Electronic Delivery
The Company may choose to deliver certain statutory materials relating to the Plan in electronic form. By accepting this grant you agree that the Company may deliver the Plan prospectus and the Company’s annual report to you in an electronic format. If at any time you would prefer to receive paper copies of these documents, as you are entitled to receive, the Company would be pleased to provide copies. Please contact the Legal Department to request paper copies of these documents.

The Plan
The text of the Plan is incorporated in this Agreement by reference. This Agreement and the Plan constitute the entire understanding between you and the Company regarding this grant of Stock Units. Any prior agreements, commitments or negotiations concerning this grant are superseded. The Plan will control in the event any provision of this Agreement should appear to be inconsistent with the terms of the Plan.

409A
Anything in this Agreement to the contrary notwithstanding, if you are determined to be a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code and settling your Stock Units in accordance with the terms of this Agreement would result in the imposition of the tax set forth in Section 409A(a)(1) of the Code, then delivery of the shares of Stock represented by this Agreement shall be made on the date that is the earliest of (1) six months after your termination of Service, (2) your death or (3) such other date as will cause such payment not to be subject to such tax.